MANAGEMENT RETENTION AGREEMENT
                     ------------------------------

        This Agreement is entered into as of the 14th day of June, 2000, by and between Shoney's, Inc. ("Employer"), a Tennessee corporation with its principal place of business at 1727 Elm Hill Pike, Nashville, Tennessee 37210 and Raymond D. Schoenbaum ("Executive").

                         W I T N E S S E T H:
                         --------------------

        WHEREAS, the Executive is currently employed by Employer as the Chairman of the Board of Employer, and Employer and Executive desire to set forth certain rights and obligations of Employer and Executive in the event of a change in control of Employer.

        NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Benefits Upon Termination of Employment Following a Change in Control. If at any time within two years following the occurrence of a Change in Control (as defined in Section 14 below) (i) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 14 below), or (ii) Executive terminates his or her employment with Employer for Good Reason (as defined in Section 14 below), the following provisions will apply:

                (a) Employer shall pay Executive an amount equal to Two Hundred Percent (200%) of the sum of Executive's Base Salary (as defined in
Section 14 below) and Incentive Plan Payments (as defined in Section 14 below). Such amount will be paid to Executive over the Coverage Period (as defined in Section 14 below) in equal weekly payments using Employer's regular payroll periods.

                (b) During the Coverage Period, Executive and his or her spouse and family will continue to be covered by all Welfare Plans (as defined in Section 14 below), maintained by Employer in which Executive or his or her spouse or family were participating immediately prior to the date of Executive's termination as if Executive continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. If, however, Executive obtains employment with another employer during the Coverage Period, such coverage shall be provided until the earlier of: (i) the end of the Coverage Period or (ii) the date on which the Executive and his or her spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition. Nothing contained herein is intended to in any way limit Executive's rights under COBRA.

                (c) All stock options granted to Executive shall be completely vested.

                (d) Employer will pay Executive an amount (the "Additional Amount") equal to the excise tax under the United States Internal Revenue Code of 1986, as amended (the "Code"), if any, incurred by Executive by reason of the payments under this Agreement constituting excess parachute payments under Section 280G of the Code (or any successor provision thereof). In addition, Employer will pay Executive an amount equal to all excise taxes and federal, state and local income taxes incurred by Executive with respect to receipt of the Additional Amount. All determinations required to be made under this Section 1, including whether an Additional Amount is required and the amount of any Additional Amount, will be made by the independent auditors engaged by Employer immediately prior to the Change in Control (the "Accounting Firm"), which will provide detailed supporting calculations to Employer and Executive. In computing taxes, the Accounting Firm will use the highest marginal federal, state and local income tax rates applicable to Executive and will assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless Executive demonstrates non-entitlement to such a deduction for the year of payment. The Additional Amount will be paid to Executive at the in proportion to the and at the times that the other payments under Section 1 are made to Executive.

        Compensation under Section 1 hereof is contingent upon Executive's compliance with Section 4 hereof.

        2. SETOFF. With respect to Section 1, no payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced or affected by any amount or benefit Executive or his or her spouse may earn or receive from employment with another employer or from any other source, except as expressly provided in Section 1(b).

        3.      DEATH.  If Executive dies during the Coverage Period:

                (a)     All amounts not theretofore paid described in
Section 1(a) shall be paid to his or her estate over the time remaining in the Coverage Period.

                (b) The spouse and family of Executive shall, during the remainder of the Coverage Period, be covered under all Welfare Plans made available by Employer to Executive or his or her spouse immediately prior to the date of Executive's death; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, Employer will provide substantially identical benefits.

        Any benefits payable under this Section 3 are in addition to any other benefit due to Executive or his or her spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.

        4.      RESTRICTIVE COVENANTS.

                (a) Confidential Information. Executive agrees not to disclose, either during or following termination of his or her employment hereunder under the circumstances described in Section 1 hereof, to any person (other than to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.


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                (b)     Non-Competition.  In the event of any termination of
Executive's employment pursuant to Section 1 hereby, Executive covenants and agrees that, for so long as Executive is receiving payments pursuant to
Section 1. Executive will not engage in, own, manage, operate, control, or participate in any food service business that conducts or franchises activities which are the same as or similar to the restaurant concepts and operations of Employer as an employer, employee, principal, partner, director, agent, or otherwise, directly or indirectly, anywhere in the United States of America. This time period shall be extended by any period of noncompliance with this covenant not to compete.

                (c) Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 4 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

        5. EXECUTIVE ASSIGNMENT. No interest of Executive or his or her spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his or her spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

        6. BENEFITS UNFUNDED. All rights of Executive and his or her spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his or her spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his or her spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

        7. COST OF ENFORCEMENT; INTEREST. In the event that Executive collects any part or all of the payments or benefits due hereunder or otherwise enforces the terms of this Agreement following a dispute with Employer regarding the terms of this Agreement by or through a lawyer or lawyers, Employer will pay all costs of such collection or enforcement, including reasonable attorneys' and accountants' fees and other out-of-pocket expenses incurred by the Executive, up to that point when Employer offers to settle the dispute for an amount equal to the amount which the Executive actually recovers; provided, however, that if the Executive violates any provision of Section 4, this Section 7 shall be void and of no further force and effect.

        8. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to Executive's residence in the case of Executive, or to its principal office in the case of the Employer and the date of mailing shall be deemed the date which such notice has been provided.

        9. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.


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        10.     ASSIGNMENT; SUCCESSORS.  The rights and obligations of the
Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, including the surviving entity in any merger, consolidation, share exchange or other transaction described in Section 14(c)(ii) hereof or any person, entity or group that has acquired a majority of the outstanding shares of Common Stock (or securities convertible into Common Stock) of Employer or all, or substantially all, of the assets of Employer. The Executive acknowledges that the services to be rendered by him or her are unique and personal, and Executive may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement.

        11. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

        12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

        13. HEADINGS. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        14.     DEFINITIONS.  For purposes of this Agreement:

                (a) "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                (b) "Base Salary" means the higher of (i) Executive's annual base salary in effect immediately prior to the occurrence of the Change in Control giving rise of an obligation on the part of Employer to make any payments under this Agreement or (ii) Executive's annual base salary in effect immediately prior to the termination of Executive's employment under the circumstances described in Section 1 above.

                (c) "Change in Control" shall mean the occurrence of any of the following:

                        (i)     if any person or entity, including a
                "group" as defined in Section 13(d)(3) of the Exchange Act, other than a group of which executive is a member or an affiliate, Employer or a wholly-owned subsidiary thereof or any employee benefit plan of Employer or any of its subsidiaries, becomes the beneficial owner of Employer securities having 50% or more of the combined voting power of the then outstanding securities of Employer that may be cast for the election of directors of Employer; or

                        (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of substantially all of the assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then-outstanding securities of


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                Employer or any successor corporation or entity entitled to vote generally in the election of the directors of the Employer or such other corporation or entity is held in the aggregate after such transaction by the holders of Employer securities entitled to vote generally in the election of directors of Employer immediately prior to such transaction; or

                          (iii) following the date of this Agreement,
                individuals who on such date constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each director of Employer first elected following such date was approved by a vote of at least two-thirds of the directors of Employer then still in office who were directors on the date of this Agreement.

                (d) "Coverage Period" shall mean the period beginning on the date the Executive's employment with Employer terminates under circumstances described in Section 1 and ending on the date that is 36 months thereafter.

                (e) "Good Cause" shall mean the occurrence of any one of the following after a Change in Control:

                        (i)     Executive's personal dishonesty in
                conjunction with Executive's performance of designated duties;

                        (ii)    Executive's willful misconduct in
                conjunction with Executive's performance of designated duties;

                        (iii) breach of fiduciary duty involving personal profit by Executive in conjunction with Executive's performance of designated duties;

                        (iv) conviction of Executive for any felony or crime involving moral turpitude;

                        (v) material intentional breach by Executive of any provision of this Agreement and such breach shall continue for thirty (30) days after Employer gives Executive written notice of such breach; or

                        (vi) unsatisfactory performance by Executive of the duties designated for Executive as a result of drug use or habitual, excessive and inappropriate alcohol use by Executive.

        Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his or her conduct was unlawful in connection with any action taken by Executive in connection with his or her duties, it shall not constitute Good Cause.


                                    5

        Notwithstanding anything herein to the contrary, in the event Employer shall terminate the employment of Executive for Good Cause hereunder, such termination shall be approved by a majority of the Board of Directors of Employer.

                (f) "Good Reason" shall exist if after the occurrence of a Change of Control:

                        (i) there is a significant change in the nature or the scope of Executive's authority;

                        (ii) there is a reduction Executive's rate of base salary;

                        (iii) Employer changes the principal location in which Executive is required to perform services outside a thirty-five mile radius of such location without Executive's consent;

                        (iv) there is a reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his or her position, Executive is unable to exercise the authority, powers, function or duties attached to his or her position; or

                        (v) Employer terminates or amends any Incentive Plan so that, when considered in the aggregate with any substitute plan or other substitute compensation, the Incentive Plan in which Executive is participating fails to provide Executive with a level of benefits equivalent to at least 75% of the value of the level of benefits provided in the aggregate by the terminated or amended Incentive Plan that was in effect at the date of the Change of Control; provided, however, that Good Reason shall not be deemed to exist under this clause (v) if the decline in Incentive Plan compensation is related to a decline in performance.

                (g) "Incentive Plan Payments" means the higher of the sum of the compensation received, the compensation deferred and the payments made to the Executive by the Employer pursuant to or under any and all incentive, bonus, deferred compensation, stock option and other executive compensation plans and arrangements (i) for the Employer's fiscal year immediately prior to the fiscal year in which the Change in Control occurs which gives rise to an obligation on the part of the Employer to make any payments under this Agreement or (ii) for the fiscal year immediately prior to the fiscal year in which the Executive's employment terminates under the circumstances described in Section 1 above.

                (h) "Welfare Plans" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

        15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.


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        16.     SEVERABILITY; CONSTRUCTION.  In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 4(b) is deemed by any court of competent jurisdiction to be invalid, such Section 4(b) shall be reduced by the Court in distance and time only to the extent necessary to make such restriction enforceable.

        17. EXCLUSIVITY. The benefits provided Executive pursuant to this Agreement shall be the exclusive benefits to which Executive is entitled upon termination of employment following a Change in Control notwithstanding any other plan or agreement in effect, whether written or oral, between Executive and Employer providing for the payment of benefits following a termination of employment.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.



                                        /s/ Raymond D. Schoenbaum
                                        -----------------------------------
                                        Raymond D. Schoenbaum
                                        Chairman of the Board

                                        SHONEY'S, INC.


                                        By: /s/ J. Michael Bodnar
                                            -------------------------------
                                        Title: Chief Executive Officer
                                               -----------------------


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